Exhibit 99.1

Aspira Women’s Health Reports Fourth Quarter and

Full Year 2020 Financial Results

Conference Call scheduled for today, March 25th at 4:30 p.m. ET

AUSTIN, Texas — March 25, 2021 — Aspira Women’s Health Inc. (“Aspira”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the fourth quarter and year ended December 31, 2020.

“In a year dominated by the pandemic, we delivered strong stock price appreciation, growth in revenue and test volume, and financial stability. In addition, we strengthened our team and board of directors. We are starting 2021 by announcing an accelerated product launch of OVASight, a new strategic partnership and increases in our sales footprint.” stated Valerie Palmieri, President and CEO.

Recent Corporate Highlights

•	Acceleration of Launch Date of OVASight to Fourth Quarter 2021

Aspira announced the acceleration of the target launch date of  OVASight to the fourth quarter of 2021 with full national availability in 2022. This test allows physicians to classify suspected benign masses as low or high risk for malignancy to help guide clinical management. The test is specifically designed for a population with a low prevalence of disease, and we estimate it may reach approximately 1.2 million to 1.5 million additional women in the United States.

•	Strategic Research Collaboration to Develop a Combined Technology Product-

Development of Highly Sensitive and Specific Proteomic and Transcriptomics Early Detection Test For Women With High-Risk Of Ovarian Cancer

Aspira announced it has entered into an agreement with Dana Farber Cancer Institute (DFCI), Brigham and Women’s Hospital, and Medical University Lodz to evaluate their jointly-developed novel microRNA (miRNA) technology in combination with current Aspira technologies, for the development of a highly sensitive and specific early detection test for women with high-risk of ovarian cancer.

•	New York Medicaid Coverage

We announced coverage by New York State Medicaid – one of the larger Medicaid populations in the U.S., covering 33% of the population in the state. This is a significant add to serve this underserved population in New York State, and this will bring our total covered lives to approximately 179M or 54% of the U.S. population as of April 1, 2021.

•	Financing

On February 8, 2021, the Company completed an offering of Aspira common stock resulting in net proceeds of approximately $48.4 million, including full exercise of the underwriters option to purchase additional shares and after giving effect to underwriting discounts but before expenses.

•	Board Update

 Aspira announced the appointment of Nicole Sandford to its board of directors. The board is now 71% female.

•	Financial Highlights

 Quarter over Quarter Results – Fourth Quarter 2020 versus Fourth Quarter 2019:

•	Total product and genetics volumes were relatively flat at 3,937 units compared to 3,950 units in the fourth quarter of last year
•	Total product and genetics revenue increased 11% to $1.4 million up from $1.3 million in the fourth quarter of last year

Year over Year Results – Full Year of 2020 versus Full Year 2019:

•	Total product and genetics volumes increased 7% to 13,864 units up from 12,994 units in 2019
•	Total product and genetics revenue increased 5% to $4.6 million up from $4.4 million in 2019

Fourth Quarter Highlights:

•

Total Product and genetics revenue was $1.446 million for the three months ended December 31, 2020, compared to $1.239 million for the third quarter 2020. The 17% sequential increase is primarily due to an increase in OVA1plus test volume compared to the prior quarter. Prior year fourth quarter total product and genetics revenue was $1.306 million.

•

The number of OVA1plus tests performed increased 7% to approximately 3,849 OVA1plus tests during the three months ended December 31, 2020, compared to approximately 3,596 OVA1plus tests for the third quarter. This test volume increase was primarily due to our continued investment in commercialization and a further increase in patient doctor visits as patients have adjusted to the COVID-19 environment.  Prior year fourth quarter OVA1plus tests performed was 3,854.

•

Gross profit on OVA1plus product revenue was $695 thousand (50% profit margin) for the fourth quarter 2020 compared to $547 thousand for the third quarter of 2020 (45% profit margin). Prior year fourth quarter OVA1plus gross profit was $619 thousand (48% profit margin).

•

Research and development expenses for the fourth quarter 2020 were $734 thousand compared to $244 thousand the same period in 2019. This increase was primarily due to product development costs related to OVASight, our third-generation serial monitoring product, as well as investments in bioinformatics and Aspira Synergy, a decentralized platform and cloud service technology.

•

Sales and marketing expenses for the fourth quarter 2020 were $2.843 million compared to $2.076 million the same period in 2019. This increase was primarily due to increased expenditures on marketing to improve product awareness as well as investments in personnel.

•

General and administrative expenses for the fourth quarter 2020 were $2.728 million compared to $1.600 million for the same period in 2019. This increase was primarily due to an increase in legal expenditures, board of director fees, which included the cash settlement of restricted stock units to defray tax liabilities resulting from earlier-granted restricted stock units, and headcount and personnel-related expenses in the fourth quarter.

•	The Company ended the year with approximately $16.6 million in cash. Cash utilization in the fourth quarter of 2020 was $4.205 million, compared to $2.933 million in the prior year fourth quarter.

•

On February 8, 2021, the Company completed a public offering of its common stock resulting in net proceeds of approximately $48.4 million, after giving effect to underwriting discounts but before expenses.

Conference Call and Webcast

Aspira will host a call today at 4:30 p.m. Eastern Time to discuss results followed by a question and answer period.

Thursday March 25th @ 4:30pmET

877-407-4018 ß Investors Dial

201-689-8471 ß Int’l Investors Dial

13717832 ß Conference ID

Webcast:  http://public.viavid.com/index.php?id=144003

About Aspira Women’s Health Inc.

Aspira is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. Aspira GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment Aspira has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in Aspira’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the section entitled “Risk Factors” in Aspira’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and September 30, 2020. The events and circumstances reflected in Aspira’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Aspira expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Aspira Women’s Health Inc.
Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$16,631	$11,703
Accounts receivable	865	924
Prepaid expenses and other current assets	1077	758
Inventories	30	25
Total current assets	18,603	13,410
Property and equipment, net	583	353
Right-of-use assets	406	52
Other assets	13	13
Total assets	$19,605	$13,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,149	$855
Accrued liabilities	3,618	2,588
Current portion long-term debt	999	193
Short-term debt	611	303
Lease liability	23	39
Total current liabilities	6,400	3,978
Non-current liabilities:
Long-term debt	3,077	1,099
Lease liability	409	13
Total liabilities	9,886	5,090
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at December 31, 2020 and December 31, 2019; 104,619,876 and 97,286,157 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	105	97
Additional paid-in capital	449,680	430,802
Accumulated deficit	(440,066)	(422,161)
Total stockholders’ equity	9,719	8,738
Total liabilities and stockholders’ equity	$19,605	$13,828

Aspira Women’s Health Inc.
Condensed Consolidated Statements of Operations
(Amounts in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Product	$1,402	$1,284	$4,530	$4,404
Genetics	44	22	108	22
Service	-	2	13	112
Total revenue	1,446	1,308	4,651	4,538
Cost of revenue(1):
Product	707	665	2,500	2,378
Genetics	504	58	898	295
Service	4	69	17	670
Total cost of revenue	1,215	792	3,415	3,343
Gross profit	231	516	1,236	1,195
Operating expenses:
Research and development(2)	734	244	2,104	1,018
Sales and marketing(3)	2,843	2,076	8,843	9,645
General and administrative(4)	2,728	1,600	8,270	5,810
Total operating expenses	6,305	3,920	19,217	16,473
Loss from operations	(6,074)	(3,404)	(17,981)	(15,278)
Interest income (expense), net	(4)	20	10	59
Other income (expense), net	(3)	(3)	66	(18)
Net loss	$(6,081)	$(3,387)	$(17,905)	$(15,237)
Net loss per share - basic and diluted	$(0.58)	$(0.03)	$(0.18)	$(0.18)
Weighted average common shares used to compute basic and diluted net loss per common share	10,423,070	97,253,311	100,723,303	86,595,581
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$33	$21	$106	$78
(2) Research and development	17	0	34	4
(3) Sales and marketing	112	31	228	124
(4) General and administrative	265	248	1,180	986